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News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
OCTOBER 30, 2015

Chevron Reports Third Quarter Net Income of $2.0 Billion
Expenses down; 2016 capital spending budget sharply reduced

SAN RAMON, Calif., October 30, 2015 – Chevron Corporation (NYSE: CVX) today reported earnings of $2.0 billion ($1.09 per share – diluted) for third quarter 2015, compared with earnings of $5.6 billion ($2.95 per share – diluted) in the 2014 third quarter. Foreign currency effects increased earnings in the 2015 quarter by $394 million, compared with an increase of $366 million a year earlier.
Sales and other operating revenues in third quarter 2015 were $33 billion, compared to $52 billion in the year-ago period.
Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2015	2014	2015	2014
Earnings by Business Segment
Upstream	$59	$4,649	$(600)	$14,220
Downstream	2,211	1,387	6,590	2,818
All Other	(233)	(443)	(815)	(1,268)
Total (1)(2)	$2,037	$5,593	$5,175	$15,770
(1) Includes foreign currency effects	$394	$366	$723	$55
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Third quarter earnings were down substantially from a year ago,” said Chairman and CEO John Watson. “While downstream earnings remained strong, lower overall earnings reflected weaker market prices for both crude oil and natural gas, which depressed upstream profitability. We are focused on improving results by changing outcomes within our control. Operating and administrative expenses are 7 percent lower than last year, and we expect further reductions in the quarters ahead.”
“We expect capital and exploratory expenditures for 2016 to be $25-28 billion, roughly 25 percent lower than this year’s budget,” Watson continued. “We expect further reductions in spending for 2017 and 2018, to the $20 to $24 billion range, depending on business conditions at the time. With the lower investment, we anticipate reducing our employee workforce by 6-7,000."

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“We continue to make good progress on our asset sales program,” Watson continued. “In the last two years we’ve generated $11 billion in proceeds. We expect $5-10 billion in additional proceeds by the end of 2017.”
Recent company milestones include:

•
Australia - Continued to progress commissioning activities in preparation for start-up of Train 1 of the Gorgon Project. The Jansz-Io Field subsea infrastructure is fully complete. The first two wells have been opened to the Jansz pipeline, confirming the full operability of these subsea systems. All Train 2 modules are set on foundations and construction is progressing on critical path activities. Nine of 13 Train 3 modules have been delivered to site and set on foundations.

•
Australia - Continued progress on construction of the Wheatstone Project. All subsea equipment and flowlines are installed and offshore platform hook-up and commissioning is progressing on plan. Seventeen of 24 Train 1 process modules required for first LNG have been delivered to site.

•	United States - Announced a successful appraisal well at the Anchor prospect in the deepwater Gulf of Mexico.

UPSTREAM
Worldwide net oil-equivalent production was 2.54 million barrels per day in third quarter 2015, down from 2.57 million barrels per day in the 2014 third quarter. Production increases from project ramp-ups in the United States and Bangladesh, and production entitlement effects in several locations, were more than offset by the Partitioned Zone shut-in, normal field declines, the effect of asset sales and higher planned maintenance-related downtime at Tengizchevroil in Kazakhstan.

U.S. Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2015	2014	2015	2014
Earnings	$(603)	$929	$(2,101)	$2,895
U.S. upstream operations incurred a loss of $603 million in third quarter 2015 compared to earnings of $929 million from a year earlier. The decrease was due to sharply lower crude oil realizations, higher depreciation expenses and the absence of gains on asset sales. Partially offsetting these effects were higher crude oil production and lower operating expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $42 in third quarter 2015, down from $87 a year ago. The average sales price of natural gas was $1.96 per thousand cubic feet, compared with $3.46 in last year’s third quarter.

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Net oil-equivalent production of 730,000 barrels per day in third quarter 2015 was up 53,000 barrels per day, or 8 percent, from a year earlier. Production increases due to project ramp-ups in the Gulf of Mexico, the Permian Basin in Texas and New Mexico, and the Marcellus Shale in western Pennsylvania were only partially offset by normal field declines and the effect of asset sales. The net liquids component of oil-equivalent production increased 9 percent in the 2015 third quarter to 505,000 barrels per day, while net natural gas production increased 6 percent to 1.35 billion cubic feet per day.

International Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2015	2014	2015	2014
Earnings*	$662	$3,720	$1,501	$11,325
*Includes foreign currency effects	$258	$344	$634	$144
International upstream earned $662 million in third quarter 2015 compared to earnings of $3.72 billion from a year earlier. The decrease was due to sharply lower crude oil realizations and higher tax items, partially offset by lower operating expenses. Foreign currency effects increased earnings by $258 million in the 2015 quarter, compared with an increase of $344 million a year earlier.
The average sales price for crude oil and natural gas liquids in third quarter 2015 was $45 per barrel, down from $93 a year earlier. The average price of natural gas was $4.68 per thousand cubic feet, compared with $5.73 in last year’s third quarter.
Net oil-equivalent production of 1.81 million barrels per day in third quarter 2015 decreased 82,000 barrels per day, or 4 percent, from a year ago. Production increases from entitlement effects in several locations and a project ramp-up in Bangladesh were more than offset by the Partitioned Zone shut-in, normal field declines, and higher planned maintenance-related downtime at Tengizchevroil in Kazakhstan. The net liquids component of oil-equivalent production decreased 5 percent to 1.17 million barrels per day in the 2015 third quarter, while net natural gas production decreased 3 percent to 3.81 billion cubic feet per day.

DOWNSTREAM
U.S. Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2015	2014	2015	2014
Earnings	$1,249	$809	$2,686	$1,748
U.S. downstream operations earned $1.2 billion in third quarter 2015 compared with earnings of $809 million a year earlier. The increase was due to higher margins on refined product sales and lower tax items, partially offset by the absence of a 2014 asset sale gain.
Refinery crude oil input in third quarter 2015 increased 2 percent to 942,000 barrels per day from the year-ago period.

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Refined product sales of 1.25 million barrels per day were up 2 percent from third quarter 2014, primarily reflecting higher jet fuel sales. Branded gasoline sales of 536,000 barrels per day were up 2 percent from the 2014 period.

International Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2015	2014	2015	2014
Earnings*	$962	$578	$3,904	$1,070
*Includes foreign currency effects	$141	$21	$92	$(91)
International downstream operations earned $962 million in third quarter 2015 compared with $578 million a year earlier. The increase was primarily due to higher margins on refined product sales and a favorable change in effects on derivative instruments. Foreign currency effects increased earnings by $141 million in third quarter 2015, compared with an increase of $21 million a year earlier.
Refinery crude oil input of 777,000 barrels per day in third quarter 2015 decreased 61,000 barrels per day from the year-ago period, mainly as a result of the Caltex Australia Limited divestment.
Total refined product sales of 1.5 million barrels per day in third quarter 2015 were essentially unchanged from the year-ago period. Excluding the effects of the Caltex Australia Limited divestment, refined product sales were up 133,000 barrels per day, primarily reflecting higher sales of jet fuel and gas oil.

ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2015	2014	2015	2014
Net Charges*	$(233)	$(443)	$(815)	$(1,268)
*Includes foreign currency effects	$(5)	$1	$(3)	$2
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in third quarter 2015 were $233 million, compared with $443 million in the year-ago period. The change between periods was mainly due to lower environmental reserve additions and other corporate charges.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first nine months of 2015 was $14.9 billion, compared with $25.0 billion in the corresponding 2014 period. Excluding working capital effects, cash flow from operations in 2015 was $17.2 billion, compared with $25.4 billion in 2014.

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CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first nine months of 2015 were $25.3 billion, compared with $29.0 billion in the corresponding 2014 period. The amounts included $2.5 billion in 2015 and $2.4 billion in 2014 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 92 percent of the companywide total in the first nine months of 2015.

# # #
NOTICE
Chevron’s discussion of third quarter 2015 earnings with security analysts will take place on Friday, October 30, 2015, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “may,” “could,” “should,” “budgets,” “outlook,” “on schedule,” “on track” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s business, production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, other natural or human factors, or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the
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U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 22 through 24 of the company’s 2014 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended September 30		Nine Months Ended September 30
REVENUES AND OTHER INCOME	2015	2014	2015	2014

Sales and other operating revenues *	$32,767	$51,822	$101,911	$158,383
Income from equity affiliates	1,195	1,912	3,765	5,543
Other income	353	945	3,554	1,956
Total Revenues and Other Income	34,315	54,679	109,230	165,882
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	17,447	30,741	55,181	95,408
Operating, selling, general and administrative expenses	6,618	7,525	20,204	21,839
Exploration expenses	315	366	1,982	1,475
Depreciation, depletion and amortization	4,268	3,948	15,637	11,920
Taxes other than on income *	2,883	3,236	9,174	9,422
Total Costs and Other Deductions	31,531	45,816	102,178	140,064
Income Before Income Tax Expense	2,784	8,863	7,052	25,818
Income tax expense	727	3,236	1,787	9,980
Net Income	2,057	5,627	5,265	15,838
Less: Net income attributable to noncontrolling interests	20	34	90	68
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$2,037	$5,593	$5,175	$15,770

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$1.09	$2.97	$2.77	$8.35
- Diluted	$1.09	$2.95	$2.76	$8.29
Dividends	$1.07	$1.07	$3.21	$3.14

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,868,444	1,880,915	1,867,560	1,887,778
- Diluted	1,872,420	1,896,492	1,875,193	1,902,698

* Includes excise, value-added and similar taxes.	$1,800	$2,116	$5,642	$6,182

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Upstream
United States	$(603)	$929	$(2,101)	$2,895
International	662	3,720	1,501	11,325
Total Upstream	59	4,649	(600)	14,220
Downstream
United States	1,249	809	2,686	1,748
International	962	578	3,904	1,070
Total Downstream	2,211	1,387	6,590	2,818
All Other (1)	(233)	(443)	(815)	(1,268)
Total (2)	$2,037	$5,593	$5,175	$15,770

SELECTED BALANCE SHEET ACCOUNT DATA	Sep 30, 2015	Dec. 31, 2014
Cash and Cash Equivalents	$12,933	$12,785
Time Deposits	$—	$8
Marketable Securities	$306	$422
Total Assets	$268,449	$266,026
Total Debt	$35,876	$27,818
Total Chevron Corporation Stockholders' Equity	$154,912	$155,028

	Nine Months Ended September 30
CASH FLOW FROM OPERATIONS	2015	2014
Net Cash Provided by Operating Activities	$14,899	$24,978
Net increase in Operating Working Capital	$(2,321)	$(376)
Net Cash Provided by Operating Activities Excluding Working Capital	$17,220	$25,354

	Three Months Ended September 30		Nine Months Ended September 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2015	2014	2015	2014
United States
Upstream	$1,718	$2,129	$5,912	$6,217
Downstream	566	376	1,382	1,144
Other	96	157	247	378
Total United States	2,380	2,662	7,541	7,739
International
Upstream	5,475	6,535	17,431	20,644
Downstream	109	208	298	623
Other	1	5	2	20
Total International	5,585	6,748	17,731	21,287
Worldwide	$7,965	$9,410	$25,272	$29,026
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$446	$267	$986	$698
International	484	638	1,470	1,724
Total	$930	$905	$2,456	$2,422

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

OPERATING STATISTICS (1)	Three Months Ended September 30		Nine Months Ended September 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2015	2014	2015	2014
United States	505	464	502	454
International	1,173	1,235	1,231	1,248
Worldwide	1,678	1,699	1,733	1,702
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,351	1,278	1,307	1,245
International	3,814	3,935	3,923	3,945
Worldwide	5,165	5,213	5,230	5,190
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	730	677	720	661
International	1,809	1,891	1,885	1,906
Worldwide	2,539	2,568	2,605	2,567
SALES OF NATURAL GAS (MMCF/D):
United States	3,896	3,697	3,937	4,099
International	4,105	4,290	4,225	4,328
Worldwide	8,001	7,987	8,162	8,427
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	164	143	152	136
International	79	83	90	84
Worldwide	243	226	242	220
SALES OF REFINED PRODUCTS (MB/D):
United States	1,246	1,222	1,228	1,202
International (5)	1,503	1,505	1,519	1,486
Worldwide	2,749	2,727	2,747	2,688
REFINERY INPUT (MB/D):
United States	942	921	925	851
International	777	838	778	819
Worldwide	1,719	1,759	1,703	1,670

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	56	48	45	43
Venezuela Affiliate - Synthetic Oil	29	32	29	32
(3) Includes natural gas consumed in operations (MMCF/D):
United States	64	74	66	72
International	412	436	429	456
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	416	483	422	471